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                                                                 Exhibit 99a.

                                                        [Euroclear letterhead]

Press Release

EUROCLEAR BOARD ANNOUNCES CREATION OF NEW EUROPEAN, MARKET-OWNED BANK


Brussels, September 1, 1999 - The Boards of Euroclear Clearance System PLC and Euroclear Clearance System Societe Cooperative have signed a letter of intent with J.P. Morgan & Co. Incorporated whereby a new Euroclear bank will take over Morgan's operating and banking roles with respect to the Euroclear System.

The new Euroclear bank, based in Brussels, Belgium, will be 100% market owned and will have approximately EUR 1 billion in capital. Its formation underscores the commitment of major market participants to the continuing success of the Euroclear System, particularly as the new bank will have additional financial backing from major banks to support its growth. The new bank will continue to be governed by a Board of Directors, consisting of existing representatives of major worldwide users of the Euroclear System, as well as members of the current Euroclear management team. It will also continue to be operated by the same staff.

Commenting on the announcement, Sir Andrew Large, Chairman of the Euroclear Boards, says: "Today's announcement represents a major step towards the fulfillment of our strategy: to further strengthen our role as the leading clearing and settlement system. Indeed, establishing a new, market-owned European bank will facilitate the achievement of this objective by increasing business and financial flexibility, and allow us to pursue further partnership opportunities. The Euroclear System will also serve as an international gateway for global counterparties, continuing to offer innovative products and services. The user-owners on our Board - the world's leading banks, custodians, and broker/dealers - are fully committed to the new bank."

He continues: "J.P. Morgan has created a true industry leader in the more than 30 years that it has operated the Euroclear System, has worked closely with us to develop this new strategic direction, and is committed to a smooth transition to the new Euroclear entity."

Michael E. Patterson, Vice Chairman of J.P. Morgan and a Euroclear Board member, says: "J.P. Morgan is proud to have contributed to the development of the international capital markets infrastructure in our Euroclear role. As a continuing user, shareholder, and Board member of the Euroclear System, we are fully confident in its future success."

Luc Bomans, General Manager and Managing Director, Euroclear Operations Centre, adds: "Euroclear Participants and the market will derive maximum benefit from this new position of strength, building on the market-owned structure of the Euroclear System. Full business continuity will be retained throughout the transition process and thereafter. Euroclear Participants will work with the same team of people who have made the Euroclear System the leader it is today. Moreover, Participants will use the same systems and communications channels as today, and will have access to the full range of products and services delivered at the same rigorous risk management standards."

The transition to the new Euroclear bank is subject to the completion of a definitive agreement, all necessary shareholder and regulatory approvals, and consultation with the unions. Once a definitive agreement is reached, a transition period of up to 18 months is expected.

                                   * * * * * *
The Euroclear System is currently operated by Morgan Guaranty Trust Company of New York, the banking affiliate of J.P. Morgan, under contract with Euroclear Clearance System Societe Cooperative, a market-owned co-operative corporation, which oversees the activities of the Euroclear System and represents the interests of all Euroclear Participants. Morgan Guaranty created the Euroclear System in 1968 and sold the System to the users in 1972.